SECURITES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                         Commission File Number 0-26969

                            NOTICATION OF LATE FILING

(Check One):[ X ]  Form 10-K        [   ]  Form 11-K        [   ]  Form 20-F
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            [   ]  Form 10-Q        [   ]  Form N-SAR

         For Period Ended: September 30, 1999
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[   ]  Transition Report on Form 10-K    [   ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form 20-K    [   ]  Transition Report on Form N-SAR
[   ]  Transition Report on Form 11-K
         For Transition Period Ended:


         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing listed above,
identify the item(s) to which the notification relates:   None


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:   Consolidated Data, Inc.
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Former name if applicable:
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Address of principal executive offices:  6912 220th Street SW, Suite 3200
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City, state and zip code:  Mountlake Terrace, WA  98043
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                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

              (a)     The reasons described in reasonable detail in Part III of
                      this form could not be eliminated without unreasonable
                      effort or expense;
[X]           (b)     The subject annual report, semi-annual report, transition
                      report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date;
                      and
              (c)     The accountant's statement or other exhibit required by
                      Rule 12b-25 has been attached if applicable.


                                    PART III
                                    NARRATIVE

Unable to complete the preparation of year-end financial statements by the due date without unreasonable effort and expense. The annual report will be filed on or before January 15, 2000.

                                     PART IV
                                OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification: Pakie V. Plastino (425) 672-6735

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to files such report(s) been filed? If the answer is no, identify report(s).[ X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject
         report or portion thereof? [   ] Yes [ X ] No

         If so, attach an explanation of the anticipated changes, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    December 30, 1999                By: /s/ Pakie V. Plastino
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                                          Chairman and President